Contact Whitestone REIT:
David K. Holeman, Chief Financial Officer
(713) 435 2227 ir@whitestonereit.com

WHITESTONE APPOINTS PAUL T. LAMBERT TO BOARD OF TRUSTEES
AND CORRECTS DIVIDEND RECORD DATE

Houston, Texas, March 18, 2013 - Whitestone REIT (NYSE: WSR ) (“Whitestone” or the “Company”), a real estate investment trust that acquires, owns and operates Community Centered PropertiesTM, announced today that Paul T. Lambert was appointed to its Board of Trustees on March 15, effective immediately.

An entrepreneur with over three decades of real estate investment experience, Mr. Lambert has significant experience in commercial real estate and financing of development projects. He currently serves as President of Lambert Capital Corporation, a private firm established in 2005. He recently completed the highly successful $275 million Wailea Beach Villas condominium project on Maui.

“I am pleased that Paul is joining Whitestone's Board as an independent trustee, and am confident that he will bring an added level of experience and insight to Whitestone,” said James C. Mastandrea, Chairman and Chief Executive Officer of Whitestone REIT.”

“I am excited about the Company's unique business model and differentiating strategy of Creating Communities in their PropertiesTM, which hinges on unanchored, smaller retail properties with entrepreneurial, service-oriented small space tenants,” said Mr. Lambert. “I'm looking forward to joining the Company at an opportune time as Whitestone's board and management team widens its focus to seek added value by developing land it already owns to expand capacity and add new tenants, rebrand and reposition legacy properties, and introduce new operating technology and enhanced services that strengthen tenant relationships, rental rates and revenues. ”

Mr. Lambert began his real estate and investing experience in 1980 as a developer with Dillingham Land in Hawaii, where he developed a range of successful commercial projects. For 12 years after Dillingham, he was a Principal and Managing Partner of The Shidler Group, a nationally focused private real estate investment firm, where he owned and managed a 3 million square foot diverse portfolio of commercial properties in six states. Additionally, he was a Founder, Director and Manager of First Industrial Realty Trust, a publicly traded REIT (NYSE:FR) and one of the largest owners of diversified industrial real estate in the nation. Mr. Lambert also served as the Chief Operating Officer of First Industrial from its initial public offering in 1994 to the end of 1995. He has been a Trustee since 1998 of Paragon Real Estate Equity and Investment Trust, traded on the former American Stock Exchange until 2006. Mr. Lambert holds a BA from Occidental College and an MBA from the Stanford Graduate School of Business.

Mastandrea concluded by saying, “Paul's considerable experience in both real estate and finance will be a valuable asset to Whitestone as we continue to grow and begin the transformation of some of our legacy properties, recycle capital through dispositions, and continue to lease up our current portfolio of 51 properties. Whitestone continues to profitably grow in the most dynamic geographic areas of the United States through the acquisition of off-market quality properties related to its core business strategy, and is beginning to extract the intrinsic value with a number of its well located legacy Community Centers, as well as in the newly acquired centers.”

Second Quarter 2013 Dividend - Correction to Record Date for April Dividend
As previously announced, Whitestone declares quarterly distributions to holders of its common shares and Operating Partnership units, which are payable monthly in three installments of $0.095 per common share and operating partnership unit. The following corrected schedule reflects a change in the Record Date for the month of April, previously listed as 3/31/13 - and corrected to 4/1/13.

Month	Record Date	Payment Date
April	4/1/2013	4/9/2013
May	4/30/2013	5/9/2013
June	5/31/2013	6/10/2013

About Whitestone REIT
Whitestone REIT (NYSE: WSR) is a fully integrated real estate company that owns, operates and redevelops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods. Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods. Operations are structured for providing cost-effective service to local, service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings including medical, education, and casual dining. As of December 31, 2012, the largest of its approximately 1,100 tenants comprises less than 1.2% of its rental revenues. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona and Illinois. For additional information about the Company, please visit www.whitestonereit.com.

Forward-Looking Statements
Statements included herein that state Whitestone's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties, and the Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Such risks are set forth under the captions "Item 1A. Risk Factors" and "Forward-Looking Statements" in our annual report on Form 10-K and under the caption "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the dates on which they are made, and the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.